SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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Filed by a Party other than the Registrant [ ]

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[ ] Preliminary Proxy Statement	[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ] Definitive Proxy Statement

[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
CIENA CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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[ ]	Fee paid previously with preliminary materials.

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CIENA CORPORATION

SUPPLEMENT TO PROXY STATEMENT
DATED FEBRUARY 1, 2002

Correction

     Due to a clerical error, the number of common shares held by all officers and directors as a group and the corresponding percentage of the outstanding common shares as stated in the table of beneficial ownership on page 4 of the proxy statement are incorrect. The correct numbers are set forth in the table below, which is reprinted in its entirety for the convenience of the reader.

Ownership of Securities

     The following table sets forth certain information as of December 31, 2001, unless otherwise specified, with respect to the beneficial ownership of the Corporation’s Common Stock by each person who is known to the Corporation to have beneficial ownership of more than 5% of the outstanding shares of Common Stock, each director, the Corporation’s Chief Executive Officer, the other executive officers named in the Summary Compensation Table below, and all directors and executive officers of the Corporation as a group.

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership(3)	Percent of Class(4)

FMR Corp.
82 Devonshire Street	21,753,159	6.635%
Boston, Massachusetts 02109 (1)
Oak Associates Ltd.
3875 Embassy Parkway	15,938,000	5.57%
Akron, Ohio 44333 (2)
Patrick H. Nettles, Ph.D.(5)	6,882,114	2.084%
Gary B. Smith	288,596	*
Steve W. Chaddick	806,313	*
Joseph R. Chinnici	425,649	*
Michael O. McCarthy	124,476	*
Stephen P. Bradley, Ph.D.	161,094	*
Harvey B. Cash (6)	429,992	*
John R. Dillon	47,022	*
Lawton W. Fitt	23,354	*
Judith M. O’Brien	31,828	*
Gerald H. Taylor	45,874	*
All officers and directors as a group (14 persons)	10,501,907	3.162%

*	Represents less than 1%.

(1)	Based solely on Schedule 13G/A filed on January 10, 2002, Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Adviser’s Act of 1940, is the beneficial owner of 20,598,063 shares or 6.282% of the common stock outstanding of CIENA as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

(2)	Based solely on Schedule 13G filed February 13, 2001.

(3)	The persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table. Beneficial ownership is determined in accordance with the rules of the United States Securities and Exchange Commission (“SEC”). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days after December 31, 2001 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(4)	For executive officers and directors, percentage ownership also includes shares issuable upon exercise of stock options granted under the 1994 Plan or the Directors Plan. Generally, shares underlying options vest over four years and options must be exercised within ten years. Initial grants of options under the Directors Plan vest over a period of three years, annual grants vest in full on the first anniversary date of the grant and options must be exercised within ten years of the date of grant.

(5)	Does not include 350,000 shares held by the Patrick H. and Marion S. Nettles Charitable Trust and 350,000 shares held by The Patrick and Selma Nettles Charitable Remainder Unitary Trust FBO Caltech. Dr. Nettles disclaims beneficial ownership of the shares held by each of these trusts.

(6)	Includes 221,486 shares of Common Stock owned by InterWest Partners VI, L.P., which Mr. Cash may be deemed to beneficially own by virtue of his status as a Managing Director of InterWest Management Partners VI, LLC, which is the general partner of InterWest Partners VI, L.P., and 7,022 shares owned by InterWest Investors VI, L.P., which Mr. Cash may be deemed to beneficially own by virtue of his status as a Managing Director of InterWest Management Partners VI, LLC, which is the general partner of InterWest Investors VI, L.P. Mr. Cash disclaims beneficial ownership of the shares held by such entities except to the extent of his proportionate partnership interest therein. Mr. Cash has direct ownership of 201,484 shares of Common Stock, including 145,000 shares owned by the Harvey B. Cash self-directed IRA and 2,691 shares owned by InterWest Management Profit Sharing Retirement Plan FBO Harvey B. Cash.